SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                      OCTOBER  15, 1997 (OCTOBER 1, 1997)


                          TELSCAPE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its Charter)


           TEXAS                     0-24622                  75-2433637
(State or other jurisdiction       (Commission              (IRS Employer
      of incorporation)            File Number)          Identification No.)


           4635 SOUTHWEST FREEWAY, SUITE 800, HOUSTON, TEXAS          77027
               (Address of  principal executive offices)           (Zip code)

       Registrant's telephone number, including area code (713) 968-0968

              _________________________________________________
        (Former name of former address, if changed since last report.

ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS

(a) On October 1, 1997, pursuant to a stock purchase agreement ("Agreement"), Telereunion, Inc. ("Telereunion") and Telscape USA, Inc. ("Telscape USA") (collectively, the "Purchasers"), both wholly-owned subsidiaries of the Registrant, acquired all of the outstanding shares of N.S.I., S.A. de C.V. ("NSI"), a Mexican corporation based in Mexico City, from Jose Martin Pena Nunez, Carlos Joaquin De Lara Y Campos, Jorge Pena Nunez and Martha Teresita Martin del Campo Gutierrez ("Sellers"). NSI distributes data and network integration equipment in Mexico and represents such manufacturers as 3Com and Newbridge Networks and also provides the value-added service of systems integration ("NSI Business"). The acquisition is effective October 1, 1997.

Under the terms of the acquisition, the Purchasers paid cash of $1,000 USD to the shareholders of NSI and Telereunion agreed to guarantee the repayment of approximately $260,000 USD to one of the Sellers. The $1,000 paid at closing for NSI was funded out of working capital.

(b) Certain property and equipment was acquired in connection with the acquisition of NSI, which was utilized in the NSI Business. The Purchasers intend to continue the use of such property and equipment in a substantially similar manner.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

At this time, it is impracticable to provide the financial statements of NSI and the pro forma financial information required by this report. The Company will file such statements and information as an amendment to this report as soon as it is available, but no later than sixty days after the date this report is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.




                              TELSCAPE INTERNATIONAL, INC.
                              Registrant


October 15, 1997              /S/ TODD M. BINET
                              Todd M. Binet
                              Executive Vice President and Chief Financial
                              Officer

                              INDEX OF EXHIBITS



EXHIBIT NO.                   DESCRIPTION

*10.1 Stock Purchase Agreement dated October 1, 1997, by and among Telscape USA, Inc., Telereunion, Inc. and Jose Martin Pena Nunez, Carlos Joaquin De Lara Y Campos, Jorge Pena Nunez, Martha Teresita Martin Del Campo Gutierrez

_________________
*Filed herewith